EXHIBIT 8.1

Subsidiaries

JURISDICTION OF
INCORPORATION
ENTITY	OR ORGANIZATION
MakerBot Industries, LLC	New York
Objet UK Ltd.	England
Solidscape, Inc.	Delaware
Stratasys AP Limited	Hong Kong
Stratasys Direct, Inc.	California
Stratasys GMBH	Germany
Stratasys, Inc.	Delaware
Stratasys International Ltd.	Israel
Stratasys Japan Co. Ltd.	Japan
Stratasys Korea Ltd.	Korea
Stratasys Latin America Representacao De Equipamentos Ltd.,	Brazil
Stratasys Mexico S.A. de C.V.	Mexico
Stratasys Schweiz AG (Stratasys Switzerland Ltd.)	Switzerland
Stratasys Shanghai Ltd.	China